December 6, 2010

Smart Online Inc.
4505 Emperor Blvd.
Durham, NC  27703

Re:        Letter Agreement for $6,500,000.00 Term Facility

Gentlemen:

Israel Discount Bank of New York ("IDB") is pleased to advise you that it holds available for the benefit of Smart Online Inc. (the "Borrower"), a corporation organized and in good standing under the laws of the State of Delaware, a multi-draw term loan facility ("Credit Facility") in the maximum principal amount of $6,500,000.00, subject to the following terms and conditions of this letter agreement ("Letter Agreement") as set forth below:

Credit Facility:
IDB holds available for the benefit of Borrower the Credit Facility in the aggregate amount of $6,500,000.00.  Such Term Facility shall be evidenced by IDB's promissory note ("Note") together with the terms and conditions set forth in this Letter Agreement:

Purpose:	The purpose of the Credit Facility shall be for corporate working capital needs and to payoff current outstandings at Paragon Bank.

Interest and Principal Payments:
(a)   Interest. Rate.  Each advance under the Credit Facility shall bear interest at a rate to be elected by the Borrower at the time of each advance request equal to either:

(i)   Prime Rate Option:  A rate of interest established by IDB as its prime rate of interest, as determined by IDB from time to time (the “Prime Rate”), plus a margin of 100 basis points. Any change in the Prime Rate shall take effect on the date of the change in the Prime Rate; or

(ii)  LIBOR Rate Option:  A rate of interest equal to the London interbank offered rate of interest, as determined by IDB two business days before the beginning of each interest period, or as otherwise determined from time to time by IDB (“LIBOR”), as such term is defined in the Note, plus a margin of 300 basis points for interest periods of two, three or four months.

ISRAEL DISCOUNT BANK OF NEW YORK • MEMBER FDIC
511 FIFTH AVE. NEW YORK, NY 10017-4997 • TEL: (212) 551-8500

(b)   Interest Payments.  Interest on the unpaid principal balance of the Note from time to time outstanding shall be payable quarterly pursuant to the terms of the Note.

(c)   Interest Rate Floor.  There shall be an interest rate floor of 4.00% for all borrowings under the Credit Facility.

Principal.

The unpaid principal amount due under the Credit Facility may not be reborrowed after it is repaid.

All amounts of interest, principal and other fees and other charges shall be payable no later than the Maturity Date (as defined in the Note), or upon the occurrence and continuation of an Event of Default (as defined in the Note).

Fees and Charges:
Borrower shall pay to IDB (i) an up-front fee in the amount of $10,000.00 and (ii) a documentation fee in the amount of $1,500.00, contemporaneously with the execution of this Letter Agreement.  Borrower hereby authorizes IDB to debit its deposit and/or operating account for the payment of such fees.

Collateral:
That certain (i) irrevocable standby letter of credit issued by HSBC Switzerland in favor of IDB in the aggregate amount of $2,500,000.00 ("HSBC SBLC") and (ii) irrevocable standby letter of credit issued by UBS Switzerland in favor of Bank in the aggregate amount of $4,000,000.00 ("UBS SBLC"), as each may be amended, assigned or otherwise renewed or replaced from time to time.

Deposit Account:
From and after the date hereof through and including the Maturity Date (as defined in the Note), Borrower shall maintain a deposit account (Account No. ________________) ("Deposit Account") with IDB with a reserve deposit in the minimum amount of $250,000.00, or such lesser amount as IDB may require in its sole and absolute discretion, based on the total aggregate principal amount outstanding under the Credit Facility at the time in question ("Deposit Account Amount"). If the Deposit Account reaches $100,000.00, or such lesser amount as IDB may require in its sole and absolute discretion, based on the total aggregate principal amount outstanding under the Credit Facility at the time in question, the Borrower shall be required to immediately replenish the Deposit Account up to the lesser of (i) the Deposit Account Amount or (ii) the remaining interest payments to be due and payable throughout the term of the Credit Facility.  All payments shall be made by automatic debit from the Deposit Account and Borrower shall maintain balances sufficient to pay the payments.  Such debit will occur on each payment due date for interest, as specified in the Note.

ISRAEL DISCOUNT BANK OF NEW YORK • MEMBER FDIC
511 FIFTH AVE. NEW YORK, NY 10017-4997 • TEL: (212) 551-8500

Conditions Precedent:	Prior to the Borrower’s initial and each subsequent request for an advance or financial accommodation under the Credit Facility, it shall have provided to IDB the following:

1.    A copy of the resolutions passed by the Borrower’s Board of Directors, certified by its Secretary, as being in full force and effect authorizing the borrowing described herein, incumbency certificate for Borrower identifying all authorized officers with specimen signatures and the execution of all documents and agreements required by IDB to evidence and secure the Credit Facility, which shall include this Letter Agreement and the Note, and such other documents, all in form and substance acceptable to IDB and its counsel in their sole discretion;
2.     Copies of the certificates of incorporation or articles of organization of the Borrower;
3.     Payment of all fees, expenses and charges invoiced by IDB;
4.    Satisfactory completion of standard due diligence, including Know Your Customer procedures, searches and reports required by IDB;
5.    The Borrower shall open and maintain the Deposit Account with IDB with the Deposit Account Amount on deposit;
6.    Borrower shall have furnished to IDB, and IDB shall have approved, the HSBC SBLC and/or the UBS SBLC, as applicable, in IDB's sole and absolute discretion; and
7.     The absence of any action, suit, investigation or proceeding pending or threatened in any court of before any arbitrator or governmental authority that purports (a) to materially and adversely impact the Borrower, or (b) to affect any transaction contemplated hereby or the ability of the Borrower to perform its obligations under the Credit Facility.

Financial Information:
The Borrower agrees that, so long as any obligations under the Credit Facility remain outstanding, the Borrower shall furnish to IDB:

1.    Within 90 days after the end of each of its fiscal years, the financial statements of the Borrower dated as of the end of the reported fiscal year, which shall be audited by a certified public accountant acceptable to IDB, which acceptable accountants include Cherry Bekaert Holland, the Borrower’s current accounting firm, and be without material exception or qualification except as identified in the most recent Annual Report on Form 10-K;
2.    Within 60 days of each fiscal quarter, the financial statements of the Borrower dated as of the end of the reported fiscal quarter, which shall be  reviewed by a certified public accountant acceptable to IDB and be without material exceptions or qualifications except as identified in the most recent Annual Report on Form 10-K; and
3.    Notice of default, litigation, proceedings or investigations, and material changes in accounting or financing reporting practices.

ISRAEL DISCOUNT BANK OF NEW YORK • MEMBER FDIC
511 FIFTH AVE. NEW YORK, NY 10017-4997 • TEL: (212) 551-8500

Documentation:
The utilization of the Credit Facility will be subject to the execution and delivery to IDB of such agreements, documents, instruments, and certificates as may be requested by IDB and its counsel to evidence the Credit Facility and other matters relating to the Credit Facility in form and substance satisfactory to IDB and its counsel, in their sole discretion.  The loan documents shall contain normal and customary default provisions, as applicable.  Reasonable legal fees and costs shall be for the account of the Borrower.

USA Patriot Act:
To comply with applicable law, the Borrower and beneficial owners of the Borrower shall provide IDB with verifiable information including: name, address, and corporate tax identification number, date of birth and social security number (if an individual) and other information.  This information may be shared with government agencies and regulators as required by applicable law.  The Borrower further confirms and represents that it is in compliance with all applicable terms and conditions under the USA PATRIOT Act.

General Information:
The Borrower shall supply IDB with other such information, reports, and statements as it may reasonably request, and agrees to cooperate with IDB in order to comply with the terms and conditions of this Letter Agreement.

General Indemnity:
Borrower shall indemnify IDB, its affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel of any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party, Borrower its affiliates arising out of, in connection with, or as a result of the execution and delivery of the loan documents for the Credit Facility or any related agreement or instrument contemplated, the performance by the parties to the loan documents or their respective obligations under such agreements or the consummation of the transactions contemplated by such agreements, provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to damages caused directly by the gross negligence or willful misconduct of such Indemnitee.

Waiver; Jurisdiction
IT IS UNDERSTOOD AND AGREED THAT IN THE EVENT OF ANY LITIGATION OR ACTION ARISING OUT OF OR RELATING TO THE CREDIT FACILITY OR THEIR BANKING RELATIONSHIP, THE UNDERSIGNED PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVE TRIAL BY JURY AND CONSENT TO THE JURISDICTION OF THE COURTS OF (I) THE STATE OF NEW YORK OR (II) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK.  No waiver of any terms or conditions of this Letter Agreement or any other loan documents shall be effective unless set forth in writing and executed by the Borrower and officers of IDB.

ISRAEL DISCOUNT BANK OF NEW YORK • MEMBER FDIC
511 FIFTH AVE. NEW YORK, NY 10017-4997 • TEL: (212) 551-8500

Applicable Law	This Letter Agreement and the terms and conditions contained herein are to be construed according to and governed by the internal laws of the State of New York.

Acceptance:	By signing below, the Borrower agrees to the terms and conditions set forth in this Letter Agreement, which terms may not be amended or modified unless in a writing executed by the Borrower and IDB.

Please indicate your agreement and acceptance of the foregoing by signing and returning the enclosed copy of this letter as soon as possible.  Should you have any questions, please contact the undersigned at your convenience at (212) 551-8568.

Very truly yours,

ISRAEL DISCOUNT BANK OF NEW YORK

By:	/s/ Mali Golan
Mali Golan, AVP

By:	/s/ Michael Paul
Michael Paul, SVP

Agreed and Accepted:

SMART ONLINE INC.

By:	/s/ Dror Zoreff
	Name:	Dror Zoreff
	Title:	Interim Chief Executive Officer
and President
ISRAEL DISCOUNT BANK OF NEW YORK • MEMBER FDIC
511 FIFTH AVE. NEW YORK, NY 10017-4997 • TEL: (212) 551-8500